Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated November 16, 2017

Supplementing the Preliminary Prospectus dated November 16, 2017

Registration No. 333 – 221549

$1,750,000,000

Andeavor Logistics LP

Tesoro Logistics Finance Corp.

$500,000,000 3.500% Senior Notes due 2022

$750,000,000 4.250% Senior Notes due 2027

$500,000,000 5.200% Senior Notes due 2047

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus dated November 16, 2017 (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this Supplement supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Supplement but not defined have the meanings given them in the Preliminary Prospectus.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Issuers:	Andeavor Logistics LP and Tesoro Logistics Finance Corp.

Title of Securities:	3.500% Senior Notes due 2022	4.250% Senior Notes due 2027	5.200% Senior Notes due 2047

Principal Amount:	$500,000,000	$750,000,000	$500,000,000

Net Proceeds to Issuers (before offering expenses):	$495,450,000	$743,790,000	$493,965,000

Maturity Date:	December 1, 2022	December 1, 2027	December 1, 2047

Benchmark Treasury:	2.00% due October 31, 2022	2.25% due November 15, 2027	2.75% due August 15, 2047

Benchmark Treasury Price and Yield:	99-21 3⁄4; 2.068%	98-29+; 2.372%	98-17+; 2.822%

Spread to Benchmark Treasury:	+150 basis points	+190 basis points	+240 basis points

Yield to Maturity:	3.568%	4.272%	5.222%

Coupon:	3.500%	4.250%	5.200%

Public Offering Price:	99.690%, plus accrued interest from November 28, 2017	99.822%, plus accrued interest from November 28, 2017	99.668%, plus accrued interest from November 28, 2017

Optional Redemption:	Make-whole call at T+25 bps prior to November 1, 2022; par thereafter	Make-whole call at T+30 bps prior to September 1, 2027; par thereafter	Make-whole call at T+40 bps prior to June 1, 2047; par thereafter

Identification Numbers:	CUSIP: 03350W AA7 ISIN: US03350WAA71	CUSIP: 03350W AC3 ISIN: US03350WAC38	CUSIP: 03350W AB5 ISIN: US03350WAB54

Terms Applicable to all series of notes

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	June 1, 2018

Trade Date:	November 16, 2017

Settlement Date:

November 28, 2017 (T+7)

Delivery of the notes is expected to be made against payment therefor on or about November 28, 2017, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Distribution:	SEC Registered (Registration No. 333-221549)

Rating (Moody’s / S&P)*:	Ba1 / BBB-

Governing Law:	New York

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Goldman Sachs & Co. LLC

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	SMBC Nikko Securities America, Inc. Tudor, Pickering, Holt & Co. Securities Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuers have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

This communication should be read in conjunction with the preliminary prospectus. The information in this communication supersedes the information in the preliminary prospectus to the extent inconsistent with the information in such preliminary prospectus.

3